AMENDMENT TO STOCK OPTION AND SUBSCRIPTION AGREEMENT

THIS AMENDMENT TO STOCK OPTION AND SUBSCRIPTION AGREEMENT is entered into as of the 10th day of January, 2006.

BETWEEN:

COUNTERPATH SOLUTIONS, INC., who has a business address at 8th Floor, 100 West Pender Street, British Columbia, Canada, V6B 1R8;

(the “Company”)

AND:

___________________________________, whose address is __________________________________________;

(the “Optionee”).

WHEREAS:

A.           The Company and the Optionee entered into a stock option and subscription agreement dated September [7 for directors and 12 for consultant], 2005 (the “Option Agreement”) pursuant to which the Company granted to the Optionee options to purchase a total of ________ shares of Common Stock (the “Options”) at an exercise price of US$0.61 per share; and

B.           The Company and the Optionee wish to amend the Option Agreement so that the exercise price is reduced from US$0.61 per share to US$0.39 per share and on the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration and the sum of One ($1.00) Dollar now paid by the Optionee to the Company (the receipt and sufficiency whereof is hereby acknowledged), it is hereby agreed by and between the parties as follows:

1.                          Amendment. Section 1.1(c) of the Option Agreement is deleted and replaced with the following:

“(c)	“Exercise Price” means $0.39;”.

2.                           Force and Effect. The Company and the Optionee each acknowledge and agree that all other provisions of the Option Agreement remain in full force and effect.

3.                          Entire Agreement. Notwithstanding any other terms contained herein, the parties expressly acknowledge that this Agreement, together with the Option Agreement constitute the entireagreement. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

3.                          Governing Law. This Agreement is governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Optionee irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia.

4.                           Survival. This Agreement, including without limitation the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the purchase of the shares underlying the Options by the Optionee pursuant hereto.

5.                           Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

6.                          Counterparts and Electronic Means. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first above written.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

COUNTERPATH SOLUTIONS, INC.

Per:	_________________________
Authorized Signatory
Name:
Title:

SIGNED, SEALED and DELIVERED by ____________________________ in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	[print name]